Exhibit 4.3

SUPPLEMENTAL INDENTURE TO THE
SECOND SUPPLEMENTAL INDENTURE

This SUPPLEMENTAL INDENTURE dated as of June 12, 2020 (this “Supplemental Indenture”), between ROCKET PHARMACEUTICALS, INC. (f/k/a Inotek Pharmaceuticals Corporation), a Delaware corporation (the “Company”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee have heretofore executed and delivered an Indenture, dated as of August 5, 2016 (the “Base Indenture”), and a Second Supplemental Indenture, which supplemented the Base Indenture, dated as of February 20, 2020 (as supplemented by this Supplemental Indenture and as may be further amended, supplemented or otherwise modified from time to time, the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), providing for the issuance of the Company’s 6.25% Convertible Senior Notes due 2022 (the “Notes”);

WHEREAS, the Company has previously issued $39,350,000 aggregate principal amount of the Notes under the Indenture (the “Initial Notes”);

WHEREAS, the Company wishes to issue an additional $7,500,000 aggregate principal amount of the Notes as additional Notes under the Indenture (the “New Notes”);

WHEREAS, Section 2.09 of the Second Supplemental Indenture provides, among other things, that the Company may issue, from time to time, in accordance with the provisions of the Indenture, additional Notes;

WHEREAS, the Company wishes to execute and deliver this Supplemental Indenture to create and provide for the issuance of the New Notes as additional Notes under the Indenture;

WHEREAS, pursuant to Section 10.02 of the Second Supplemental Indenture, the Company and the Trustee are authorized to execute and deliver this Supplemental Indenture to provide for the issuance of the New Notes under the Indenture without the consent of any Holder; and

WHEREAS, all things necessary to make the New Notes, when executed by the Company and authenticated and delivered by the Trustee, issued upon the terms and subject to the conditions set forth hereinafter and in the Indenture and delivered as provided in the Indenture against payment therefor, valid, binding and legal obligations of the Company, in accordance with their terms, and all actions required to be taken by the Company under the Indenture to make this Supplemental Indenture a valid, binding and legal agreement of the Company, in accordance with its terms, have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.          Defined Terms. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Indenture.

2.          Creation and Terms of the New Notes. In accordance with Section 2.09 of the Second Supplemental Indenture, the Company hereby creates the New Notes as additional Notes under the Indenture. The New Notes will be issued as part of the existing series of Initial Notes and shall be consolidated with and form a single class with the Initial Notes for all purposes under the Indenture. The New Notes shall have the same terms and conditions in all respects as the Initial Notes, except that the issue date of the New Notes shall be June 12, 2020. The New Notes issued in the form of a Global Note will be issued under the same CUSIP number (77313FAA4) as the Initial Notes. The form of Global Note representing the New Notes shall be substantially in the Form of Note attached to the Second Supplemental Indenture as Exhibit A.

3.          Aggregate Principal Amount of the New Notes. The aggregate principal amount of the New Notes to be authenticated and delivered under this Supplemental Indenture is $7,500,000.

4.          Ratification of the Indenture. Except as expressly amended and supplemented hereby, the Indenture is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5.          Governing Law. THIS SUPPLEMENTAL INDENTURE AND EACH NEW NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.          Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7.          Successors. All agreements of the Company and the Trustee in this Supplemental Indenture shall bind their respective successors.

8.          Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” and words of similar import in this Supplemental Indenture shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001-7006), the Electronic Signatures and Records Act of 1999 (N.Y. State Tech. §§ 301-309), or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by such Trustee pursuant to procedures approved by such Trustee.

2

9.          Headings. The headings of the sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

10.        Trustee Not Responsible for Recitals. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the Company.

[Signature page follows]

3

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

ROCKET PHARMACEUTICALS, INC.

By:	/s/ Gaurav Shah
	Name:	Gaurav Shah
	Title:	Chief Executive Officer and President

[Signature Page to Supplemental Indenture to Second Supplemental Indenture]

TRUSTEE:

WILMINGTON TRUST, NATIONAL ASSOCIATION

By:	/s/ Quinton M. DePompolo
	Name:	Quinton M. DePompolo
	Title:	Banking Officer

[Signature Page to Supplemental Indenture to Second Supplemental Indenture]